Press Release	Exhibit 99.1

Lincare Holdings Inc. Reports Intention to File Shelf Registration Statement

Friday December 28, 8:30 am ET

CLEARWATER, Fla., Dec. 28 /PRNewswire-FirstCall/—Lincare Holdings Inc. (Nasdaq: LNCR - News) today announced that it intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a resale shelf registration statement on or before January 29, 2008 on Form S-3 pursuant to the terms of a registration rights agreement Lincare entered into on October 31, 2007 in connection with the sale of its $275 million principal amount of convertible senior debentures due 2037—Series A and $275 million principal amount of convertible senior debentures due 2037—Series B (collectively, the “Debentures”) and the shares of Lincare common stock issuable upon conversion of the Debentures.

Public resales of the Debentures and the shares of Lincare common stock issuable upon conversion of the Debentures may not be made, nor may offers from the public to buy be accepted, prior to the time the shelf registration statement becomes effective.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Debentures, the shares of Lincare common stock issuable upon conversion of the Debentures or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Statements in this release concerning future events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements, including the statements regarding Lincare’s intention to file a shelf registration statement with the SEC, included in this document are subject to risks and uncertainties and are based upon information available to Lincare as of the date hereof. Lincare cannot guarantee that any of these events will be consummated and assumes no obligation to update any such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may affect Lincare’s ability to file the shelf registration statement with the SEC.